EXHIBIT 21.1

SUBSIDIARIES OF REGISTRANT

The following table sets forth all subsidiaries of the registrant, the state or other jurisdiction of incorporation or organization of each, and the names under which such subsidiaries do business as of December 31, 2013. The financial statements of all subsidiaries are included in the consolidated statements of Palmetto Bancshares, Inc. and subsidiary.

1.	The Palmetto Bank, a South Carolina corporation and wholly-owned subsidiary of Palmetto Bancshares, Inc.

2.	Palmetto Loan Subsidiary Inc., a Delaware corporation and wholly-owned subsidiary of The Palmetto Bank